Exhibit 10.8
THE MACERICH COMPANY
2013 DEFERRED COMPENSATION PLAN
FOR EXECUTIVES
As Amended and Restated Effective January 1, 2016
The Macerich Company, a Maryland corporation, previously adopted The Macerich Company 2005 Deferred Compensation Plan For Executives, as amended (the “2005 Executive Plan”) and The Macerich Company 2005 Deferred Compensation Plan For Senior Executives, as amended (the “2005 Senior Executive Plan,” and together with the 2005 Executive Plan, the “2005 Plans”), to provide supplemental retirement income benefits for Company executives and senior executives through deferrals of salary and bonuses. The Macerich Company subsequently amended and restated the 2005 Plans as The Macerich Company 2013 Deferred Compensation Plan (the “Plan”), generally effective January 1, 2013 (the “Effective Date”), except as otherwise set forth herein. The Plan is hereby amended and restated effective January 1, 2016, except as otherwise set forth herein. The Plan is intended, and shall be interpreted, to comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”
ARTICLE I
TITLE AND DEFINITIONS
1.1    “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article IV.
1.2    “Alternate Payee” shall mean a spouse, former spouse, child or other dependent of a Participant, who has the right to receive all or a portion of the Participant’s Accounts under this Plan pursuant to a Domestic Relations Order.
1.3    “Base Salary” shall mean a Participant’s base salary, excluding incentive and discretionary bonuses, commissions, reimbursements, severance and other non-regular remuneration, received from the Company before reduction for any contributions to or deferrals under this Plan or any other pension, deferred compensation or benefit plan sponsored by the Company, including but not limited to, plans described in Code Section 125 and Code Section 401(k).
1.4    “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.
1.5    “Board” shall mean the Board of Directors of The Macerich Company.
1.6    “Bonus” shall mean any amount paid to the Participant by the Company in the form of discretionary or incentive compensation before reduction for any contributions to or deferrals under this Plan or any other pension, deferred compensation or benefit plan sponsored by the Company, including but not limited to, plans described in Code Section 125 and Code Section 401

(k), and before reduction for any cash bonus amount elected to be received in the form of an equity award and without regard to any premium for electing any such equity award.
1.7    “Change in Control” shall mean the first occurrence of any of the following events on or after the Effective Date:
(a)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such individual, entity, or group, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock possessing 33% or more of the combined voting power of the then-outstanding voting securities of The Macerich Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or successor or (D) any acquisition by a Person having beneficial ownership of more than 50% of the Outstanding Company Voting Securities prior to the acquisition;
(b)individuals who, as of any date (the “Initial Date”) on or after the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason, at any time within twelve (12) months following the Initial Date, to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Initial Date whose election, or nomination for election by the stockholders of The Macerich Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board;
(c)consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving The Macerich Company or any of its subsidiaries, or the acquisition of assets or stock of another entity by The Macerich Company or any of its subsidiaries (each, a “Business Combination”), in each case if, following such Business Combination, any Person (excluding any entity resulting from such Business Combination or a parent of any such entity or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or parent of any such entity) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; or
(d)consummation of a sale or other disposition of all or substantially all of the assets of The Macerich Company (an “Asset Transfer”), other than a transfer to (A) one or more of the beneficial owners (immediately before the Asset Transfer) of the then-outstanding shares of stock of The Macerich Company (“Outstanding Company Stock”) in exchange for or with respect to such Outstanding Company Stock of such beneficial owners, or (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by The Macerich Company, or (C) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of the Outstanding Company Stock, or (D) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by a Person described in the preceding clause (C).
Each event comprising a Change in Control is intended to constitute and shall be limited to a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of The Macerich Company as such terms are defined for purposes of Section 409A of the Code and such definition of “Change in Control” as used herein shall be interpreted consistently therewith.
1.8    “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and other applicable authorities promulgated thereunder.
1.9    “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article VIII.
1.10    “Company” shall mean The Macerich Company, its subsidiaries and successors and, where the context warrants, The Macerich Partnership, L.P.; Macerich Management Company; Macerich Partners of Colorado LLC; Queens Mall Limited Partnership; Queens Mall Expansion Limited Partnership; WMAP, L.L.C.; Great Northern SPE, LLC; Rotterdam Square, LLC; and Wilton Mall, LLC.
1.11    “Company Contribution Accounts” shall mean the Accounts maintained for each Participant pursuant to Section 4.2, which are credited with Company Matching Contributions and Company Discretionary Contributions, if any, pursuant to Section 4.2(a) and adjusted for earnings and losses and distributions pursuant to Section 4.2(b).
1.12    “Company Discretionary Contributions” shall mean the discretionary contributions, if any, determined by the Company, in its compete and sole discretion, pursuant to Section 3.2.
1.13     “Company Matching Contributions” shall mean the matching contributions, if any, determined by the Company, in its compete and sole discretion, pursuant to Section 3.2.
1.14     “Compensation” shall mean Base Salary and Bonus for services rendered by the Participant in a particular Plan Year.
1.15    “Deferral Accounts” shall mean the Accounts maintained for a Participant pursuant to Section 4.1, which, as elected by the Participant pursuant to Section 3.1, are credited with the Participant’s deferrals pursuant to Section 4.1(a) and adjusted for earnings and losses and distributions pursuant to Section 4.1(b).
1.16    “Distributable Amount” shall mean the balance in the applicable Account as determined under Article IV.
1.17    “Domestic Relations Order” shall mean a “domestic relations order” as such term is defined in Section 414(p)(1)(B) of the Code.
1.18    “Earnings Rate” shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund, as determined for each business day.

1.19    “Eligible Executive” shall mean a highly compensated or management level employee of the Company meeting such criteria as the Committee may establish for a Plan Year and selected by the Committee to be eligible to participate in the Plan for such Plan Year.
1.20    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and other applicable authorities promulgated thereunder.
1.21    “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A(a)(2)(A)(vi)).
1.22    “Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.3 of the Plan.
1.23    “Fund Subaccount” shall mean a separate subaccount established pursuant to Section 4.1 and 4.2 of the Plan which corresponds to a Fund elected by the Participant for investment of a portion of an Account.
1.24    “Hardship Distribution” shall mean an accelerated distribution of benefits pursuant to Section 6.4 to a Participant who has suffered a Financial Hardship.
1.25     “Participant” shall mean any Eligible Executive who elects to defer Compensation under this Plan in accordance with Article II.
1.26    “Participant Elections” shall mean the forms or procedures by which a Participant makes elections with respect to (1) voluntary deferrals of his/her Compensation, (2) the investment Funds which shall act as the basis for crediting of earnings on Account balances, and (3) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.
1.27    “Payment Date” shall mean the date on which a total distribution of the Distributable Amount shall be made or the date on which installment payments of the Distributable Amount shall commence. A Participant’s Payment Date shall be determined as set forth in Article VI but shall in all events constitute a qualifying payment date, event or schedule under Code Section 409A and no amounts shall be paid under the Plan prior to the earliest qualifying payment date or outside of the discretionary payment period provided for under Code Section 409A.
1.28    “Plan Year” shall mean the calendar year.
1.29    “Pre-2013 Account” shall mean a “Pre-2013 Deferral Account” or “Pre-2013 Matching Account” as such terms are defined in Section 4.1 and 4.2.

1.30    “Scheduled Distribution” shall mean distribution on or commencing on a Payment Date elected by the Participant for distribution of amounts from a specified Account, as provided under Section 6.2(b).
1.31    “Separation from Service” shall mean the date of the Participant’s “separation from service” with the Company as defined under Code Section 409A for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement, death or disability.
1.32    “Specified Employee” shall mean any Participant who is a “specified employee” as defined in Treasury Regulations Section 1.409A-1(i) and subject to the application of Treasury Regulations Section 1.409A-3(i)(2).

ARTICLE II
PARTICIPATION
An Eligible Executive shall become a Participant in the Plan by completing and submitting to the Committee the appropriate Participant Elections, including such other documentation and information as the Committee may reasonably request, during the enrollment period established by the Committee and ending prior to the beginning of a Plan Year in which the Eligible Executive shall be eligible to participate in the Plan. Notwithstanding the foregoing, an individual who becomes an Eligible Executive during a Plan Year may elect to participate in the Plan during such Plan Year by completing and submitting to the Committee the appropriate Participant Elections during an enrollment period established by the Committee ending no later than the 30th day following the date on which such individual first becomes an Eligible Executive (assuming such Participant is not a participant in any other plan which is aggregated with this Plan for purposes of Code Section 409A). A mid-year election filed in accordance with the preceding sentence shall be effective solely with respect to Base Salary earned on or after the first day of the first complete pay period commencing after the filing of the election and the portion of any Bonus earned after the filing of such election, prorated based on days in such Plan Year after the filing of such election and the Eligible Executive’s total days of employment with the Company during such Plan Year.
ARTICLE III
ELECTIONS
3.1    Elections to Defer Compensation.
(a)    Form of Deferral Elections. A Participant may only elect to defer Compensation attributable to services provided after the time an election to defer is made. Elections to defer shall take the form of a whole percentage of Base Salary and/or a whole percentage of Bonuses, or a whole percentage of Bonuses in excess of a fixed dollar amount, for a Plan Year, with the percentage in each case not to exceed
(1)    85% of Base Salary, and
(2)    85% of Bonuses (or Bonuses in excess of a fixed dollar amount).

(b)    Duration of Compensation Deferral Election. An Eligible Executive’s initial election to defer Compensation shall be made during the applicable enrollment period specified in Article II. A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such subsequent Plan Year, which election shall be effective on the first day of such subsequent Plan Year. In the absence of an affirmative election by the Participant to the contrary, the deferral election for a Plan Year shall continue in effect for each subsequent Plan Year. After the beginning of the Plan Year, deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable, except that a Participant may cancel such a deferral election (in a manner that shall comply with the requirements of Code Section 409A and applicable authorities) in the event of Financial Hardship.
(c)    401(k) Hardship Withdrawal Cancellation of Election.  Notwithstanding the foregoing, in the event that an Eligible Employee who has elected to defer Compensation for a Plan Year pursuant to this Section 3.1 receives a hardship withdrawal during such Plan Year from a qualified cash or deferred arrangement described in Section 401(k) of the Code (a "401(k) Plan") maintained by the Company, the Eligible Employee’s election to defer Compensation hereunder shall be cancelled immediately upon such Eligible Employee’s receipt of such hardship withdrawal.  No Eligible Employee may elect to defer Compensation pursuant to this Section 3.1, and no such election shall take effect, if the election would result in the deferral of Compensation within six (6) months after the Eligible Employee has received a hardship withdrawal from a 401(k) Plan maintained by the Company.
3.2    Company Contributions. The Company, in its complete and sole discretion, may provide Company Matching Contributions under the Plan on behalf of the Participants for any Plan Year based on a percentage of the amount of Compensation deferred by Participants under the Plan for such Plan Year. The Company shall determine and advise Participants of the applicable matching percentage for a Plan Year no later than the December 31 immediately preceding such Plan Year. The Company shall also have the discretion to make Company Discretionary Contributions to the Plan at any time on behalf of any Participant. Company Discretionary Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Discretionary Contributions in any particular Plan Year, regardless of whether Company Discretionary Contributions are made on behalf of other Participants.
3.3    Investment Elections.
(a)    Participant Designation. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s Account or Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Account or Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section 3.3. A Participant may change the designation made under this Section by filing a revised election in accordance with procedures established by the Committee, on a Participant Election provided by the Committee.
(b)    Investment Funds. From time to time, the Committee may select, in its sole and absolute discretion, each of the types of commercially available investments to be the Funds to be communicated to the Participants pursuant to subsection (a) of this Section 3.3. The Earnings Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited or charged to Participants’ Accounts under Article IV. A Participant’s choice among investments shall be solely for purposes of calculation of the amount of earnings or losses to be credited or charged to the Participant’s Accounts. The Company shall have no obligation to set aside or invest amounts as elected by the Participant. Participants shall have no more right to or interest in any investments that may be made by the Company in the Funds or otherwise than any other unsecured general creditor of the Company.
3.4    Distribution Elections.
(a)    Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the Deferral Account to which such deferrals are to be credited, and, if the Participant has not previously done so, the Participant shall at such time designate the time and form of distribution of all amounts credited to such Deferral Account and any corresponding Company Contribution Account (in each case, including all subaccounts thereof and as adjusted for any earnings and losses thereon) from among the alternatives specified in Sections 6.1 and 6.2.
(b)    New Election for Subsequent Deferrals. A new Deferral Account may be designated at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made, and, if the Participant has not previously done so, the Participant shall at such time designate the time and form of distribution of amounts credited to such new Deferral Account from among the alternatives specified in Sections 6.1 and 6.2.
(c)    Election Change. A distribution election with respect to a previously established Deferral Account may be changed only under the terms and conditions specified in Code Section 409A. Except as expressly provided in Article VI, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment of a Deferral Account shall be permitted if and only if all of the following requirements are met:
(1)    the new election does not take effect until at least twelve (12) months after the date on which the new election is made;
(2)    in the case of payments made on account of Separation from Service, Change in Control or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and
(3)    in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment. Election changes made pursuant to this Section shall be made at in accordance with rules established by the Committee, and shall comply with all requirements of Code Section 409A and applicable authorities.
ARTICLE IV
ACCOUNTS
4.1    Deferral Accounts. The Committee shall establish and maintain multiple Deferral Accounts for each Participant under the Plan. The Committee shall determine and establish, from time to time, reasonable rules regarding the number and type of Deferral Accounts which may be maintained by any Participant and shall communicate such rules to Participants in the applicable enrollment materials. If, under the Plan, a Participant has deferred Compensation relating to services performed prior to the Effective Date, one such Deferral Account shall be designated the “Pre-2013 Deferral Account,” which shall include the Participant’s entire Deferral Account balance immediately prior to the Effective Date and any deferred Compensation thereafter credited for services performed by the Participant during any Plan Year beginning before the Effective Date, in each case as adjusted for earnings and losses. No amounts shall be credited to the Pre-2013 Deferral Account with respect to any Compensation for services performed during any Plan Year beginning on or after the Effective Date. Each Participant’s Deferral Accounts may be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.3, and may be divided into other subaccounts for administrative purposes. A Participant’s Deferral Account shall be credited as follows:
(a)    As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s applicable Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.3; that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund; and
(b)    Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Earnings Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.3(b).
4.2    Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant Deferral Account under the Plan and may establish one or more separate Company Contribution Accounts for Company Discretionary Contributions as determined in the discretion of the Committee. The Company Contribution Account corresponding to the Pre-2013 Deferral Account shall be designated the “Pre-2013 Matching Account,” which shall include the Participant’s entire Company Contribution Account balance immediately prior to the Effective Date and any Company Matching Contribution thereafter credited pertaining to deferred Compensation for services performed by the Participant during any Plan Year beginning before the Effective Date, in each case as adjusted for earnings and losses. No amounts shall be credited to the Pre-2013 Matching Account with respect to any Compensation for services performed during any Plan Year beginning on or after the Effective Date. A Participant’s

Company Contribution Accounts shall be further divided into separate Fund Subaccounts corresponding to the investment Fund elected by the Participant pursuant to Section 3.3(b). A Participant’s Company Contribution Account shall be credited as follows:
(c)    As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation, the Company shall credit the Fund Subaccounts of the Participant’s applicable Company Contribution Account with an amount equal to the Company Matching Contributions or Company Discretionary Contributions, if any, which the Participant has elected to be deemed to be invested in such Fund Subaccount; and
(d)    Each business day, each Fund Subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Earnings Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.3(b).
4.3    Trust. The Company shall be responsible for the payment of all benefits under the Plan. The Company shall establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan and shall contribute to such grantor trust(s) each year an amount equal to the aggregate Compensation deferred by all Participants under the Plan during such year. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to a Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
4.4    Statement of Accounts. The Committee shall furnish each Participant with statements (electronic or otherwise) at least quarterly setting forth the balance of each of the Participant’s Accounts as of the end of each calendar quarter.

ARTICLE V
VESTING
5.1    Vesting of Deferral Accounts. Each Participant shall be 100% vested at all times in amounts credited to the Participant’s Deferral Account or Accounts.
5.2    Vesting of Company Contribution Accounts. Each Participant shall be 100% vested at all times in amounts credited to the Participant’s Company Contribution Account or Accounts.
ARTICLE VI
DISTRIBUTIONS
6.1    Forms of Distribution. The Distributable Amount in each of the Participant’s Accounts (other than of Pre-2013 Account) shall be distributed in the form of a single cash lump sum payable on the Payment Date specified in Section 6.2 unless the Participant has made a valid election to receive payments in one of the following alternative forms:

(d)    A specified number of substantially equal annual installments, not exceeding fifteen (15) annual installments, payable on the Payment Date and each succeeding anniversary of the Payment Date during the payment term;
(e)    Such other form as may be adopted by the Committee in its sole and absolute discretion (which may include restricted stock units under an equity incentive plan maintained by the Company), provided that such form shall not apply to any Account in which all or any portion of the balance in the Account relates to Compensation deferred with respect to any Plan Year(s) commencing prior to the adoption of such form by the Committee.
6.2    Payment Date. Unless preceded by an earlier distribution under this Article VI, the Payment Date shall be determined for each Account (other than a Pre-2013 Account) as follows:
(a)    Separation From Service Accounts. Except to the extent otherwise specified in an election to receive a Scheduled Distribution under Section 6.2(b) properly made by the Participant for one or more of the Participant’s Accounts, the Payment Date for each of the Participant’s Accounts shall be the first day of the month immediately following the Participant’s Separation from Service; provided, however, that if the Participant is a Specified Employee and his or her employment terminates for any reason other than death, then the Payment Date for an Account payable by reason of Separation from Service shall be the first day of the seventh (7th) month commencing after the Participant’s Separation from Service, (or, if earlier, the Participant’s death) to the extent necessary to comply with Code Section 409A.
(b)    Scheduled Distribution Accounts. A Participant may specify an alternative Payment Date (which may be before or after Separation from Service) for one or more of the Participant’s Deferral Accounts and the corresponding Company Contribution Account pursuant to an election or elections made pursuant to Section 3.4; provided that deferrals of Compensation for a given Plan Year may not be made to a Scheduled Distribution Deferral Account with a specified Payment Date that is earlier than two (2) years from the last day of the Plan Year for which the deferrals are credited to the Participant’s Account. For avoidance of doubt, in the event that a deferral is inadvertently directed to a Deferral Account with a specified Payment Date earlier than two (2) years from the Plan Year for which the deferrals are credited, such deferrals shall be credited to a default Deferral Account established for such purpose which shall be payable in a single cash lump sum on the Payment Date following the Participant’s Separation from Service, subject to compliance with Code Section 409A as provided in Section 6.2(a).
6.3    Death Benefits. In the event that a Participant dies prior to the complete distribution of all amounts in the Participant’s Accounts, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the Distributable Amount of such Accounts in a cash lump sum on the Payment Date following the Participant’s death. This Section 6.3 shall not apply to any Pre-2013 Account.
6.4    Hardship Distribution. Upon a finding that a Participant has suffered a Financial Hardship, subject to compliance with Code Section 409A the Committee may, at the request of the Participant, cease deferrals and/or accelerate distribution of benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

(a)    The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee, and providing such other information as the Committee may request.
(b)    The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to meet the immediate financial need created by such financial hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
(c)    The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution request is made and approved by the Committee and the balance of the Participant’s Account(s) shall be reduced by such amount.
6.5    Domestic Relations Order. Notwithstanding any other provision of the Plan, an Alternate Payee may receive payment of all or any portion of a Participant’s Accounts at such time and in such form (from among those set forth in Sections 6.1 and 6.2 or in an immediate lump sum payment) as may be specified in or elected in accordance with a Domestic Relations Order in accordance with procedures established by the Committee.
6.6    Change in Control. In the event that a Change in Control occurs before an Account has been fully distributed, the Distributable Amount remaining in each such Account as of the first day of the fourteenth (14th) month commencing after the month in which the Change in Control occurs shall be paid in a single cash lump sum distribution on such date; provided that, the Participant may make a timely election to change the time and form of such Change in Control distribution for one or more Accounts pursuant to Section 3.4(c), no later than the last day of the month immediately following such Change in Control. For avoidance of doubt, distributions otherwise scheduled to occur within the 14 months following a Change in Control shall continue to be paid in accordance with such other provisions of the Plan until such Change in Control distribution occurs. This Section 6.6 shall not apply to any Pre-2013 Account.
6.7    Pre-2013 Accounts. Pre-2013 Accounts shall be distributed at the time and in the form determined under the terms of the 2005 Plans prior to their amendment and restatement as of the Effective Date and applicable elections made under the 2005 Plans prior to the Effective Date, subject to Sections 6.4 and 6.5 and any election modification that may be made with respect to such Accounts pursuant to Section 3.4(c) in compliance with all requirements of Code Section 409A.
6.8    Small Benefit Exceptions.
(a)    Notwithstanding anything herein contained to the contrary, if on the date that any installment payment is to be made to a Participant (or to such a Participant’s Beneficiary) from the Participant’s Pre-2013 Account the total Distributable Amount in the Participant’s Pre-2013 Account is less than $10,000, then the entire Distributable Amount remaining in the Participant’s Pre-2013 Account shall be paid in the form of a cash lump sum to the Participant (or the Participant’s Beneficiary) on the date scheduled for such installment payment.  This provision is intended to comply with Treasury Regulations Section 1.409A-2(b)(2)(iii) and shall be administered and interpreted accordingly.
(b)    Notwithstanding anything herein contained to the contrary, at the sole discretion of the Committee exercised in writing as to one or more Participants or categories of Participants, the total remaining balance in all of the Participant’s Accounts of each such Participant shall be paid in the form of a cash lump sum to the Participant (or, if applicable, the Participant’s Beneficiary or Beneficiaries) on the date for such payment specified in the Committee’s written exercise of such discretion (which payment date shall be on or after the date of the Committee’s written exercise of such discretion).  The Committee may exercise such discretion with respect to a Participant’s Accounts only if the total remaining balance in all of such Participant’s Accounts on the payment date is not greater than the then applicable dollar amount under Code Section 402(g)(1)(B) ($18,000 for payments to be made in 2015). This provision is intended to comply with Treasury Regulations Section 1.409A-3(j)(4)(v) and shall be administered and interpreted accordingly.
ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS
7.1    Beneficiaries.
(c)    Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons, including a trustee, personal representative or other fiduciary, as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation last submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee shall be effective upon the Participant’s death.
(d)    Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above as to all or any portion of the Participant’s Accounts, or if every person designated as Beneficiary as to all or any portion of the Participant’s Accounts predeceases the Participant or dies prior to complete distribution of the Participant’s Accounts, then the Committee shall direct the distribution of such benefits to the Participant’s surviving spouse, if any. If the Participant has no surviving spouse to receive any benefits payable in accordance with the preceding sentence, then the Committee shall direct the distribution of such benefits to the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or the Participant’s living trust). In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within ninety (90) days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Participant's death), then the Committee shall direct the distribution of such benefits to the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.
7.2    Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
7.3    Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.
7.4    Inability to Locate Payee. In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following Payment Date specified for a Participant’s Deferral Account, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings, in the discretion of the Committee.

ARTICLE VIII
ADMINISTRATION
8.1    Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby, including but not limited to the Company and any Participant or Beneficiary. The Committee shall interpret and administer terms and provisions of the Plan in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan.
8.2    Company Support. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require. The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
8.3    Committee Action.  The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.
8.4    Indemnification. To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
ARTICLE IX
CLAIMS PROCEDURE
9.1    Claims. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company's then principal place of business. Within a reasonable period of time, but not later than ninety (90) days after receipt of a claim for benefits, the Committee or its delegate shall notify the Claimant of any adverse benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed ninety (90) days from the end of the initial 90-day period. If an extension is necessary, the Committee or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 90-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Committee or its delegate expects to render a determination on the claim.
9.2    Claim Decision.  In the case of an adverse benefit determination, the Committee or its delegate shall provide to the Claimant written or electronic notification setting forth in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the adverse benefit determination, (ii) reference to the specific Plan provisions on which the adverse benefit determination is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary, and (iv) a description of the Plan's claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review. Notwithstanding the foregoing, the claim may be deemed by the Claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within the period provided under Section 9.1.
9.3    Request for Review.  Within sixty (60) days after receipt by the Claimant of notification of the adverse benefit determination, the Claimant or his duly authorized representative, upon written application to the Committee, may request that the Committee fully and fairly review the adverse benefit determination. On review of an adverse benefit determination, upon request and free of charge, the Claimant shall have reasonable access to, and copies of, all documents, records and other information relevant to the Claimant's claim for benefits. The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Committee's (or delegate's) review shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously considered in the initial adverse benefit determination.
9.4    Review of Decision.  Within a reasonable period of time, but not later than sixty (60) days after receipt of such request for review, the Committee or its delegate shall notify the Claimant of any final benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed sixty (60) days from the end of the initial 60-day period. If an extension is necessary, the Committee or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 60-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Committee or its delegate expects to render a final determination on the request for review. In the case of an adverse final benefit determination, the Committee or its delegate shall provide to the Claimant written or electronic notification setting forth in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the adverse final benefit determination; (ii) reference to the specific Plan provisions on which the adverse final benefit determination is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant's claim for benefits; and (iv) a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review.
ARTICLE X
MISCELLANEOUS
10.1    Amendment or Termination of Plan. The Company may, at any time, amend, modify, suspend or terminate the Plan in whole or in part. The Committee may amend the Plan to (a) ensure the Plan complies with the requirements of Code Section 409A for the deferral of taxation on deferred compensation to the time of distribution and (b) add provisions for changes to the deferral elections and elections as to the time and manner of distributions that comply with such requirements of Code Section 409A. Notwithstanding the foregoing rights of the Company and the Committee to amend the Plan, no amendment, modification, suspension or termination shall reduce any Participant’s Account balances. If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be paid in accordance with the provisions of the Plan as scheduled and in effect prior to the Plan termination. Notwithstanding the forgoing, to the extent permitted under Code Section 409A and applicable authorities, upon termination of the Plan the Company, in its sole discretion, may accelerate distributions under such terms and conditions as may be specifically authorized by Code Section 409A and applicable authorities. In the event that this Plan is terminated in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(4)(ix), each Participant’s Distributable Amount shall be distributed as soon as practicable during the time period permitted thereunder; provided, however, if the Plan is terminated under circumstances to which such provisions do not apply, distributions to the Participants or their Beneficiaries shall be made on the dates on which the Participants or their Beneficiaries would receive benefits hereunder without regard to the termination of the Plan or as otherwise required or permitted by applicable law. Notwithstanding the foregoing, if amounts deferred under the Plan have become taxable to Participants as of the date of a Plan termination, distribution of any taxable amounts shall be made as soon as practicable following such Plan termination.
10.2    Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code and all provisions of the Plan shall be interpreted accordingly.
10.3    Restriction Against Assignment. Except as provided in Section 6.5, the Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
10.4    Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or and Beneficiary or Alternate Payee) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
10.5    Receipt or Release. Any payment made in good faith to a Participant or the Participant’s Beneficiary or an Alternate Payee shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.6    Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an error in deferral amount, consistent with the requirements of Code Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant. In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with the requirements of Code Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as and to the extent allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).
10.7    Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.
10.8    Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
10.9    Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.
10.10    Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
10.11    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
10.12    Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is intended to meet and to be operated in accordance with the requirements of Code Section 409A(a)(2), (3) and (4) and shall be construed and interpreted in a manner consistent with such intent. The Plan shall be governed by and construed in accordance with the laws of the State of California to the extent such laws are not preempted by federal law.

IN WITNESS WHEREOF, the Committee has approved the amendment and restatement of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 15th day of December, 2015.
THE MACERICH COMPANY
/s/ Thomas J. Leanse
Thomas J. Leanse
Senior Executive Vice President, Chief Legal Officer and Secretary